Exhibit 99

Dillard’s Announces Launch of Pink Twill

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. ("Dillard’s") (NYSE: DDS) announces the launch of Pink Twill, a new line of women’s apparel.

Inspired by the modern woman’s desire for casual chic, this trend appropriate line of separates mixes beautifully and is perfect for relaxed living. The Pink Twill Brand is created from the softest fabrics combined with beautiful detailing. The result is chic, comfortable and very today.

Available only at Dillard’s, Pink Twill, in sizes 4-14, has a modern fit which appeals to fashion conscious, body confident women who demand consistency of brand and style combined with comfort.

Dillard’s Vice President Denise Mahaffy stated, “We designed Pink Twill to embrace and celebrate the spirited attitude and busy lifestyle of our female customers who live demanding multi-faceted lives. Pink Twill supports her passion for style while making it easy to achieve that perfect look.”

Pink Twill is currently available at over 250 Dillard’s stores and online at www.dillards.com. Dillard’s – The Style of Your Life.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations